EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-124005, 333-125282 and 333-103674) and Forms S-8 (Nos. 333-125437, 333-125462 and 333-129529) of SEMCO Energy, Inc. of our report dated March 12, 2007 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Detroit, Michigan
March 12, 2007